Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

Shares Listed:
Toronto Stock Exchange - Ticker Symbol – ARZ
American Stock Exchange – Ticker Symbol – AZK
U.S. Registration:  (File #0-22672)
News Release Issue No. 7 - 2006

APRIL 19, 2006
FOR IMMEDIATE RELEASE

AURIZON REPORTS HIGH GRADE MINERALIZATION IN ZONES 118-120
AT CASA BERARDI

Aurizon Mines Ltd. (TSX:ARZ; AMEX:AZK) is pleased to announce results from recent drilling of Zones 118 – 120 at the West Mine area of its 100 percent owned Casa Berardi Gold Project located in north-western Quebec, Canada.

High grade mineralization discovered along the eastern end of Zones 118-120

Infill drilling has confirmed that high grade mineralization exists along the eastern end of Zones 118-120.  Some significant results include: 29.0 gold grams/tonne over 8.6 metres; 7.7 gold grams/tonne over 21.0 metres; and 5.6 gold grams/tonne over 17.2 metres.

Since late 2005, up to three underground drill rigs have been actively infill drilling Zones 118 to 120.  All holes have been drilled from the recently completed 550 metre exploration track drift which has been extended up to section 120E, 600 metres east of the new West Mine shaft.  Drilling has been completed between a vertical depth of 300 metres to 1,000 metres.

The gold bearing system intersected by previous surface drilling has been confirmed by the underground drill program.

Prior to the current drill program, Zone 118-120 area has been described as a series of stacked zones located mainly along the hanging wall of the Casa Berardi fault.  Gold bearing zones are associated within a complex of major quartz veins, a quartz vein stockwork and disseminated sulphide halos. Infill drilling indicates that the gold bearing system is restricted to three continuous trends, plunging 40 degrees west.  Sub-vertical gold bearing ore shoots can be followed along all three west plunging trends.  The infill drilling is consistent with the geometry of the mineralization found throughout the West Mine area of Casa Berardi.

April 19, 2006
Aurizon Reports High Grade Mineralization in Zones 118 – 120 at Casa Berardi

There were 56 infill holes drilled to delineate Zones 118 to 120 of which the best 27 are listed in the table below. Only those with gold factors greater than 15 have been put in the table below.  (gold factor = length of the hole in metres multiplied by the grade of the hole in grams per tonne.)

Hole	Gold grams/tonne (assays uncut)	Length (metres along the hole)
U004	5.6	17.2
U006	3.2	5.5
U009	7.7	21.0
U514	2.9	11.7
U516	5.6	25.3
U511	3.6	9.0
U517	2.3	12.8
U520	3.8	21.8
U545	5.0	7.1
U546	29.0	8.6
U547	3.4	7.3
U548	6.7	9.6
U548A	5.6	7.0
U561	3.4	15.1
U562	6.6	2.7
U563	4.8	19.8
U564B	3.3	20.3
U565	2.6	27.2
U565A	2.8	18.1
U535	8.3	6.3
U540	5.0	11.0
U582	2.5	8.2
U586	5.8	4.1
U587	5.3	9.1
U589	9.6	3.4
U591	15.7	3.2
U592	4.5	5.4

In addition to the holes shown on the attached long section, section 11700 and 11750 were also drilled just west of Zone 118.  Drilling of these sections produced no significant results.

Underground drilling activity in 2006 will continue on the eastern end of Zone 118-120 with more close spaced drilling.  In addition, definition drilling will be performed from the working levels of Zone 113 and the Lower Inter Zone, in order to finalise stope layouts prior to production.

Exploring the dip extension of the West Mine, below 1,000 metres

Drilling below 500 metres in the lower portion of Zone 113 in 2005, intersected some of the best grades discovered on the property to date.  This high-grade mineralization was located in quartz veins adjacent to the Casa Berardi Fault.  Drilling conducted to find the dip extension of Zone 113 at depth found that the gold bearing trend was no longer near the Casa Berardi Fault, but follows south dipping lithological contacts from the fault between a conglomerate unit and the associated sediments.

April 19, 2006
Aurizon Reports High Grade Mineralization in Zones 118 – 120 at Casa Berardi

A new quartz vein system, discovered 200 metres below and 200 metres east of Zone 113, is also found to lie against the Casa Berardi Fault.  Results from this drilling were reported in Aurizon’s news release dated February 1, 2006.  Follow up drilling of this new discovery will be conducted from surface as drill targets are no longer accessible from underground.  The revised 2006 exploration plan calls for an additional 7,000 metres of surface drilling to be completed before year end.  Drilling will include master holes and wedges.

Pre-production development

Aurizon is pleased to provide the following progress report on pre-production development.

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shaft sinking has reached the 600 metre level.  Slashing from the collar to the 550 metre level was successfully completed on schedule in early March.  Conventional sinking is progressing on schedule to the shaft bottom of 790 metres.

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ramp access is now at the 710 metre level and will be extended to the 730 metre level prior to commencement of production.

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drift access development is underway on the 650, 670 and 690 metre level.

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ventilation raises and auxiliary fill raises are underway.

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shaft access on the 690 metre level is nearly complete.

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underground infrastructure on the 690 metre level is under construction.

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mill rehabilitation is underway on the grinding, gravity and leach circuits.

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the new electrical power line to the West Mine is nearly complete.  Modification to the existing main substation should be initiated in the second quarter.

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ore/waste pass system, main rockfill raises, collar and cement plant will be initiated in the second quarter of 2006.

Project remains on schedule for a start up of commercial production in the fourth quarter of 2006.

Management Appointments

Aurizon is also pleased to announce that Michel Gilbert, P.Eng, who has been with Aurizon for 10 years and who was actively involved in the initial exploration and development of Casa Berardi, has been appointed as Vice President of the Company.  In addition Gilles Brousseau and Robert Crepeau, P.Eng, both of whom have been extensively involved in the recent development of Casa Berardi, have been appointed as General Manager – Mining; and Assistant Mine Manager, respectively.

Quality Control

Core assays are performed on split or core sawed in half, with standard fire assay procedures and gravimetric finition.  However, some of the infill drill core assays were performed on whole core. Certified reference material is inserted in the sample sequence for quality control.  Assay checking on the pulp and reject samples are carried out systematically.  Infill primary assays are performed on site by SGS Geochemical Laboratories and check assays are carried out by ALS Chemex of Val D’Or.

Drill hole planning, implementation and the quality control program is supervised by Jeannot Boutin, P. Eng., the Company’s Superintendant Geology and a qualified person as defined by National Instrument 43-101.

April 19, 2006
Aurizon Reports High Grade Mineralization in Zones 118 – 120 at Casa Berardi

Additional Information

One sketch is attached showing the underground development and exploration progress.  All other information previously released on the Casa Berardi Project is also available on the Aurizon website.

Aurizon is a Canadian-based gold exploration and development company, and owns a 100% interest in the Casa Berardi Project, situated in the Abitibi region of north-western Quebec, one of the world’s most prolific gold and base metal regions.  Pre-production construction is currently underway and production at the Project is anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.  Additional information on Aurizon and its properties is available on Aurizon’s website at http://www.aurizon.com.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”.  These forward-looking statements include, but are not limited to, statements regarding the Company’s strategic plans, future commercial production, and work programs.  Forward-looking statements express, as at the date of this news release, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements.   We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to,  mining industry risks and hazards, environmental risks and hazards, , risks of delays in construction and other risks more fully described in Aurizon’s  Annual Information Form filed with the Securities Commission of the provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec, and in Aurizon’s Annual Report on Form 40-F filed with the United States Securities and Exchange Commission.  These documents are available on Sedar at www.sedar.com and on Edgar at www.sec.gov/.

CAUTIONARY NOTE TO US READERS

As a British Columbia corporation, the Company is subject to certain rules and regulations issued by the British Columbia Securities Commission (“BC Securities Commission”).  The Company is required to provide detailed information regarding its properties including mineralization, drilling, sampling and analysis, security of samples and mineral resource and mineral reserve estimates.  Further, the Company describes mineral resources associated with its properties utilizing terminology such as “indicated” or “inferred” which terms are recognized by Canadian regulations but are not recognized by the United States Securities and Exchange Commission (“SEC”).

Cautionary Note to U.S. Investors Regarding Mineral Resources

The SEC allows mining companies, in their filings with the SEC, to disclose only those mineral deposits they can economically and legally extract or produce.  The Company may use certain terms in this document, such as “mineral resources”, “indicated mineral resources” and “inferred resources” that are recognized and mandated by Canadian securities regulators but are not recognized by the SEC.

This News Release may use the term “indicated” resources.  U.S. readers are cautioned that while that term is recognized and required by Canadian regulations, the SEC does not recognize it.   U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into mineral reserves.

This News Release may also use the term "inferred” resources.  U.S. readers are cautioned that while this term is recognized and required by Canadian regulations, the SEC does not recognize it.  "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.